Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of FB Financial Corporation of our report dated March 30, 2016, except for the segment financial information described in Note 21, as to which the date is June 24, 2016, and the stock split described in Note 25, as to which the date is August 19, 2016, relating to the consolidated financial statements of FB Financial Corporation, appearing in the Registration Statement (No. 333-213210) on Form S-1, as amended and related prospectus of FB Financial Corporation.

/s/ RSM US LLP

Jacksonville, Florida

September 19, 2016